CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS
of
4% Voting PREFERRED STOCK, $100.00 PAR VALUE,
SERIES B-2
OF
LIMONEIRA COMPANY

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

WE, HAROLD S. EDWARDS, President and Chief Executive Officer, and JOSEPH D. RUMLEY, Secretary of LIMONEIRA COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the previous of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended of the said Corporation, the said Board of Directors on March 19, 2014, adopted the following resolution creating a series of 10,000 shares of Preferred Stock designated as 4% Voting Preferred Stock, $100.00 Par Value, Series B-2.

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictive thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be classified and designated as “4% Voting Preferred Stock, $100.00 Par Value, Series B-2” (“Series B-2 Preferred Stock”) and the number of shares constituting such series shall be 10,000.

Section 2. Par Value. The Series B-2 Preferred Stock shall have a par value of $100.00 per share.

Section 3. Dividends and Distributions.

(A) The holders of the shares of Series B-2 Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative cash dividends at the annual rate of 4% of the liquidation value of $1,000 per share, subject to adjustment as provided herein (“Liquidation Value”), and no more, payable quarterly on the first day of January, April, July and October in each year, commencing July 1, 2014, to holders of record on such dates as may be determined by the Board of Directors in advance of the payment of each particular dividend. No dividends shall be declared on any other series or class of shares ranking on a parity with the Series B-2 Preferred Stock as to dividends in respect of any quarterly dividend period unless there shall likewise be or have been declared on all shares of the Series B-2 Preferred Stock at the time outstanding like dividends for all quarterly periods coinciding with or ending before such quarterly period for which dividends are or shall have been declared on such other series or class, ratably in proportion to the respective annual dividend rates fixed therefor. Dividends shall be cumulative and will accrue on each share of the Series B-2 Preferred Stock from March 20, 2014, except that dividends on the shares of the Series B-2 Preferred Stock issued after March 20, 2014 shall accrue from their first day of issue, or from the most recent dividend payment date in the case of shares issued after the initial dividend payment date. No interest or sum or money in lieu of interest shall be payable in respect of any dividend payment or payments which may be in arrears. Dividends payable on the Series B-2 Preferred Stock for any period less than a full quarter shall by computed on the basis of a 360-day year.

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(B) If, in any quarterly dividend period, dividends at an annual rate of 4% of the Liquidation Value per share shall not have been declared and paid or set apart for payment on all outstanding shares of the Series B-2 Preferred Stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative, then, until the aggregate deficiency shall be declared and fully paid or set apart for payment, the Corporation shall not (i) declare or pay or set apart for payment any dividends or make any other distributions on the Common Stock or any other capital stock of the Corporation ranking junior to the Series B-2 Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Corporation (the Common Stock and such other stock being herein referred to as “Junior Stock”), other than dividends or distributions paid in shares of Junior Stock, or (ii) make any payment on account of the purchase, redemption or other retirement of any Junior Stock or stock on parity with the Series B Preferred Stock.

Section 4. Ranking. The Series B-2 Preferred Stock shall rank on parity as to dividends and distributions of assets with the $8.75 Voting Preferred Stock, $100.00 Par Value, Series B previously issued by the Corporation.

Section 5. Voting Rights. The holders of shares of Series B-2 Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series B-2 Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of Common Stock of the Corporation. In the event the Corporation shall at any time after March 20, 2014 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B-2 Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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(B) Except as otherwise provided herein or by law, the holders of shares of Series B-2 Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, holders of Series B-2 Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 6. Redemption.

(A) The Corporation may redeem shares of the Series B-2 Preferred Stock only (i) from WPI-ACP Holdings, LLC or its designee (“WPI”) and (ii) upon, and to the extent of, WPI’s election to exercise its option pursuant to that certain Option Agreement by and between the Corporation’s wholly owned subsidiary, Associated Citrus Packers, Inc., and an affiliate of WPI dated March 21, 2014 (the “Option Agreement”), under which such affiliate of WPI may elect to acquire certain property of the Corporation (the “Option Property”). Shares redeemed pursuant to redemption of Series B-2 Preferred Stock as described in in the preceding sentence, shall be redeemed by the Corporation at a price equal to the Liquidation Value thereof, plus accrued and unpaid dividends thereon to the date fixed for redemption. In the event the Corporation shall at any time after March 20, 2014 (i) declare any dividend on Series B-2 Preferred Stock payable in shares of Series B-2 Preferred Stock, (ii) subdivide the outstanding Series B-2 Preferred Stock, or (iii) combine the outstanding Series B-2 Preferred Stock into a smaller number of shares, then in each case the Liquidation Value of the Series B-2 Preferred Stock, and the redemption price thereon shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series B-2 Preferred Stock outstanding immediately after such event and the denominator of which is the number of shares of Series B-2 Preferred Stock that were outstanding immediately before such event.

(B) All proceeds from a redemption of Series B-2 Preferred Stock as described in subsection (A) above shall be used by WPI to pay the purchase price for the Option Property specified in the Option Agreement, as adjusted to reflect the percentage of the Option Property actually acquired by WPI pursuant to the Option Agreement.

(C) If the number of shares of Series B-2 Preferred Stock to be redeemed pursuant to subsection (A) above is less than a whole number of shares, then that number of shares shall be increased to the next higher number of whole shares and the exercise price specified in the Option Agreement shall be increased to an amount equal to such whole number of shares times the redemption price specified in subsection (A) above.

(D) Other than as specified in this Section 6, the Series B-2 Preferred Stock shall not be redeemable.

Section 7. Conversion. The holders of the shares of the Series B-2 Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock of the Corporation (i) at any time prior to redemption, or (ii) in the event that the Option Agreement is terminated without all of the shares of Series B-2 Preferred Stock having been redeemed, within 30 calendar days following such termination, in either case on and subject to the following terms and conditions:

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(A) The shares of the Series B-2 Preferred Stock shall be convertible at the office of the Corporation and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock of the Corporation, equal to the Liquidation Value per share divided by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price (herein called the “Conversion Price”) shall be the greater of (a) the then-market price of the Common Stock based upon the closing price of the Common Stock on the NASDAQ Stock Market, LLC or on such other principal market on which the Common Stock may then be trading and (b) $15.00 per share of Common Stock. The Conversion Price shall be adjusted in certain instances as provided in subsections (C), (D) and (E) below.

(B) In order to convert shares of the Series B-2 Preferred Stock into Common Stock the holder thereof shall surrender at the office hereinabove mentioned the certificate or certificates therefor (duly endorsed or assigned to the Corporation or in blank and with signatures guaranteed, in each case if the Board of Directors shall so require), and give written notice to the Corporation at said office that such holder elects to convert such shares. Shares of the Series B-2 Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the Series B-2 Preferred Stock to the opening of business on the date of payment of such dividend shall (except in the case of shares which have been called for redemption on a redemption date within such period) be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the shares of the Series B Preferred Stock being surrendered for conversion, plus any amounts payable pursuant to subsection (J) below. Except as provided in the preceding sentence, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of the Series B-2 Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

Shares of the Series B-2 Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provision, and the person or person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver at said office a certificate or certificates for the number of shares of Common Stock issuable upon such conversion to the person or persons entitled to receive the same. In case shares of the Series B-2 Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless default shall be made in payment of the redemption price.

(C) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the dated fixed for such determination.

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(D) In the case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective on the day following the day upon which such subdivision or combination becomes effective.

(E) The Corporation may make such reductions in the Conversion Price, on the advice of legal counsel, in addition to those required by subsections (C) and (D) above, as it considers to be advisable in order that the number of shares of Common Stock into which the Series B-2 Preferred Stock is convertible does not become unfairly diluted or increased as a result of changes in the Corporation's capital structure.

(F) Whenever the Conversion Price is adjusted as herein provided:

(i) the Corporation shall compute the adjusted Conversion Price in accordance with this Section 7 and shall prepare a certificate signed by the Chief Financial Officer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based; and

(ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed to the holders of record of the outstanding shares of the Series B-2 Preferred Stock; provided, however, that if, within 10 days after the completion of mailing such a notice, an additional notice is required, such additional notice shall be deemed to be required pursuant to this clause (ii) as of the opening of business on the tenth day after such completion of mailing and shall set forth the Conversion Price as adjusted at such opening of business, and, upon the completion of mailing of such additional notice, no other notice need be given of any adjustment in the Conversion Price occurring at or prior to such opening of business and after the time that the next preceding notice given by mail became required.

(G) In case:

(i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of the funds of the Corporation legally available therefor;

(ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights;

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(iii) of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the holders of record of the outstanding shares of the Series B-2 Preferred Stock, at least 20 days (or 10 days in any case specified in clause (i) or (ii) above) prior to the applicable record date hereinafter specified, a notice stating (x) the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that the holders of Common Stock of record shall be entitled to exchange their shares of Common stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

(H) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the Series B-2 Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of the Series B-2 Preferred Stock then outstanding.

(I) No fractional shares of Common Stock shall be issued upon conversion, but instead the holder of Series B-2 Preferred Stock shall pay to the Corporation for that fraction of a share necessary to round up to the next higher number of whole shares of Common Stock an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors) at the close of business on the day of conversion.

(J) The Corporation will pay any and all taxes that may be due and payable by the Corporation in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series B-2 Preferred Stock pursuant hereto.

(K) For the purpose of this Section7, the term “Common Stock” shall include any stock of any class of the Corporation which has no preference in respect of payment of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares issuable on conversion or shares of the Series B-2 Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation as of March 20, 2014, or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of payment of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

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Section 8. Reacquired Shares. So long as WPI owns any shares of Series B-2 Preferred Stock, the Corporation shall not authorize, issue or reissue any shares of Series B-2 Preferred Stock, other than to WPI pursuant to the Option Agreement or as otherwise required herein. Any shares of Series B-2 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 9. Liquidation Preference.

(A) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation available for distribution to the shareholders shall be made to or set apart for the holders of the Common Stock or any other series or class of shares of the Corporation ranking junior to the Series B-2 Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of the Series B-2 Preferred Stock shall be entitled to receive a liquidation preference equal to the Liquidation Value per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Series B-2 Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and full liquidating payments on any other Preferred Stock ranking as to liquidation, dissolution or winding up on a parity with the Series B-2 Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B-2 Preferred Stock and any such other Preferred Stock ratably in accordance with the respective amounts which would be payable upon liquidation, dissolution or winding up on such shares of the Series B-2 Preferred Stock and any such other Preferred Stock if all amounts payable thereon were paid in full. For the purposes of this Section 9, a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(B) Subject to the rights of the holders of shares of any series or class of shares ranking on a parity with the Series B-2 Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B-2 Preferred Stock as provided in this Section 9, but not prior thereto, the holders of the Common Stock or any other series or class of stock ranking junior to the Series B-2 Preferred Stock upon liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Series B-2 Preferred Stock shall not be entitled to share therein.

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Section 10. Transfer Restriction. The shares of Series B-2 Preferred Stock may not be transferred without the consent of the Corporation, which shall not be unreasonably withheld.

Section 11. Amendment. At any time when any shares of Series B-2 Preferred Stock are outstanding, the Restated Certificate of Incorporation of the Corporation, including the terms of this Certificate of Designation, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B-2 Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B-2 Preferred Stock, voting separately as a class.

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IN WITNESS WHEREOF, we have executed and subscribed this Certificate and so affirm the foregoing as true under the penalties of perjury this 20th day of March, 2014.

/s/ Harold S. Edwards
Harold S. Edwards
President and Chief Executive Officer

ATTEST:

/s/ Joseph D. Rumley
Joseph D. Rumley
Secretary

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